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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

KIRBY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

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5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

KIRBY CORPORATION

Notice of 2005

Annual Meeting of Stockholders

and

Proxy Statement

Meeting Date: April 26, 2005

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN

YOUR PROXY CARD IN THE ENCLOSED ENVELOPE

KIRBY CORPORATION

55 Waugh Drive, Suite 1000
P. O. Box 1745
Houston, Texas 77251-1745

March 7, 2005

Dear Fellow Stockholders:

      On behalf of the Board of Directors, we cordially invite you to attend the 2005 Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 26, 2005, at 10:00 a.m. (CDT). The meeting will be held at 55 Waugh Drive, 8th Floor, Houston, Texas 77007. We look forward to personally greeting those stockholders who will be able to attend the meeting.

      This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the formal items of business to be conducted at the meeting, Kirby’s Board of Directors and its committees, and certain executive officers. This year you are being asked to elect three Class I directors and to approve a 2005 Stock and Incentive Plan.

      In addition to the formal items of business to be brought before the Annual Meeting, there will be a report on our Company’s operations, followed by a question and answer period.

      Your vote is important. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided whether or not you plan to attend personally.

      Thank you for your continued support and interest in Kirby Corporation.

Sincerely,

C. BERDON LAWRENCE
Chairman of the Board

JOSEPH H. PYNE
President and Chief Executive Officer

KIRBY CORPORATION

(A Nevada Corporation)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 26, 2005
Time:	10:00 a.m. CDT
Place:	55 Waugh Drive
8th Floor
Houston, Texas 77007

      Items of business to be voted on:

1. To elect three Class I directors;

2. To consider and act upon a proposal to approve the Kirby Corporation 2005 Stock and Incentive Plan; and

3. To consider any other business to properly come before the meeting.

      You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 1, 2005. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote in person at the Annual Meeting, or make other arrangements to vote your shares.

For the Board of Directors,

THOMAS G. ADLER
Secretary

March 7, 2005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
SOLICITATION OF PROXIES
VOTING
ELECTION OF DIRECTORS (ITEM 1)
THE BOARD OF DIRECTORS AND BOARD COMMITTEES
CORPORATE GOVERNANCE
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
PROPOSAL TO APPROVE THE 2005 STOCK AND INCENTIVE PLAN (ITEM 2)
OTHER BUSINESS (ITEM 3)
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
EXHIBIT A
EXHIBIT B

KIRBY CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

      This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Kirby Corporation (the “Company”) to be voted at the Annual Meeting of Stockholders to be held at 55 Waugh Drive, 8th Floor, Houston, Texas, on April 26, 2005, at 10:00 a.m. (CDT).

      Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement, the proxy card and the Company’s Annual Report, which includes the Annual Report on Form 10-K for 2004, are being mailed to stockholders on or about March 11, 2005.

SOLICITATION OF PROXIES

The Proxy Card

      Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class I directors named in this Proxy Statement and the approval of the 2005 Stock and Incentive Plan and at the discretion of the proxies on other matters.

      You are encouraged to complete, sign and return the proxy card even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

      The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson Shareholder Communications, Inc. to solicit proxies at an estimated cost of $4,500, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

      Stockholders of record at the close of business on March 1, 2005 will be entitled to notice of, and to vote at, the Annual Meeting. As of March 1, 2005, the Company had 25,004,200 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

      In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the entirety of the meeting. A plurality of the votes cast is required for the election of directors. A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for approval of any other matters that may be presented at the meeting.

ELECTION OF DIRECTORS (ITEM 1)

      The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. The size of the Board is currently set at nine. Three Class I directors are to be elected at the 2005 Annual Meeting to serve until the Annual Meeting of Stockholders in 2008.

      Each nominee named below is currently serving as a director and each has consented to serve for the new term. All nominees have previously been elected a director by the Company’s stockholders.

      If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

Nominees for Election

      The Board of Directors of the Company unanimously recommends a vote “FOR” the election of each of the following nominees for election as a director.

Nominees for Election as Class I directors to serve until the Annual Meeting of Stockholders in 2008

Walter E. Johnson	Director since 2001
Houston, Texas	Age 68
Mr. Johnson is Chairman of Amegy Bank of Texas (“Amegy Bank”), formerly Southwest Bank of Texas, N.A., Houston’s largest independent bank. Mr. Johnson founded the bank in 1990, after serving as President and Chief Executive Officer of Allied Bank of Texas from 1971 to 1989.

George A. Peterkin, Jr.	Director since 1973
Houston, Texas	Age 77
Mr. Peterkin is a private investor. He has served as Chairman Emeritus of the Board of the Company since 1999 and served as Chairman of the Board of the Company from 1995 to 1999. He served as President of the Company from 1973 to 1995 and serves as a member of the Audit Committee and Executive Committee.

Robert G. Stone, Jr.	Director since 1983
Greenwich, Connecticut	Age 81
Mr. Stone is a private investor. He has served as Chairman Emeritus of the Board of the Company since 1995 and served as Chairman of the Board of the Company from 1983 to 1995. He serves as a member of the Compensation Committee and Governance Committee.

Directors Continuing in Office

      The following persons are directors of the Company who will continue in office.

Continuing Class II directors, serving until the Annual Meeting of Stockholders in 2006

Bob G. Gower	Director since 1998
Houston, Texas	Age 67
Mr. Gower is President and Chief Executive Officer of Carbon Nanotechnologies, Inc., a technology leader in small-diameter carbon nanotubes. He served as Chairman and Chief Executive Officer of Specified Fuels & Chemicals L.L.C. from 1997 to 2000. From 1985 to 1997, he served first as President and then as Chairman of Lyondell Petrochemical Company. Mr. Gower serves as Chairman of the Audit Committee and is a member of the Executive Committee and Compensation Committee.

Joseph H. Pyne	Director since 1988
Houston, Texas	Age 57
Mr. Pyne has served as President and Chief Executive Officer of the Company since 1995. He served as Executive Vice President from 1992 to 1995 and also served as President of Kirby Inland Marine, LP, the Company’s principal marine transportation subsidiary, from 1984 to 1999. He serves as a member of the Executive Committee.

Richard C. Webb	Director since 2000
Houston, Texas	Age 71
Mr. Webb is the founder and Managing Director of Abshier Webb & Donnelly LLC, an investment firm. From 2001 through 2004 he served as Vice Chairman of Sanders Morris Harris, a regional investment banking firm. From 1994 to 2000 he served as President of Harris, Webb & Garrison, a regional investment banking firm. Mr. Webb serves as a member of the Compensation Committee. He is also a director of Remote Knowledge, Inc.

Continuing Class III directors, serving until the Annual Meeting of Stockholders in 2007

C. Sean Day	Director since 1996
Greenwich, Connecticut	Age 55
Mr. Day is Chairman of Teekay Shipping Corporation, a foreign flag tank vessel owner and operator. He has served in that position since 1999. Mr. Day served as President and Chief Executive Officer of Navios Corporation, a foreign flag bulk vessel operator, until 1999. He serves as Chairman of the Governance Committee and is a member of the Audit Committee.

William M. Lamont, Jr.	Director since 1979
Dallas, Texas	Age 56
Mr. Lamont is a private investor. He serves as Chairman of the Compensation Committee and is a member of the Executive Committee and Governance Committee.

C. Berdon Lawrence	Director since 1999
Houston, Texas	Age 62
Mr. Lawrence has served as Chairman of the Board of the Company since October 1999. He was the founder and former President of Hollywood Marine, Inc., an inland tank barge company acquired by the Company in October 1999. Mr. Lawrence serves as Chairman of the Executive Committee.

      Except as noted, each of the nominees for director and each of the continuing directors has been engaged in his principal occupation for more than the past five years.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

      The Company’s business is managed under the direction of the Board, which is responsible for broad corporate policy and for monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and documents sent to the directors for their review and by visiting Company facilities. The Board has determined that C. Sean Day, Bob G. Gower, William M. Lamont, Jr., George A. Peterkin, Jr., Robert G. Stone, Jr. and Richard C. Webb are independent directors within the meaning of the corporate governance rules of the New York Stock Exchange (“NYSE”). The Board has determined that none of such persons has any direct or indirect relationship with the Company other than as a director and stockholder. Bob G. Gower has been chosen by the non-management directors to serve as the presiding director at executive sessions of the non-management directors.

      The Board has established four standing committees, including the Audit Committee, the Compensation Committee and the Governance Committee, each of which is briefly described below. The fourth committee, the Executive Committee, may exercise all of the power and authority of the Board in the management of the business and affairs of the Company when the Board is not in session, except the power or authority to fill vacancies in the membership of the Board, to amend the Bylaws of the Company and to fill vacancies in the membership of the Executive Committee.

Audit Committee

Composition; Charter

      All of the members of the Audit Committee are independent, as that term is defined in applicable Securities and Exchange Commission (“SEC”) and NYSE rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Monitor the Company’s financial reporting, accounting procedures and systems of internal control	Bob G. Gower (Chairman) C. Sean Day George A. Peterkin, Jr.
• Select the independent auditors for the Company
• Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
• Monitor the independence and performance of the Company’s independent auditors and internal audit function
• Monitor the Company’s compliance with legal and regulatory requirements

Compensation Committee

Composition; Charter

      All of the members of the Compensation Committee are independent, as that term is defined in NYSE rules. In addition, all of the members of the Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Determine the salaries of executive officers of the Company

• Administer the Company’s annual incentive bonus program

• Administer the Company’s stock option, restricted stock and incentive plans and grant stock options, restricted stock and performance awards under such plans	William M. Lamont, Jr. (Chairman) Bob G. Gower Robert G. Stone, Jr. Richard C. Webb

Governance Committee

Composition; Charter

      All of the members of the Governance Committee are independent, as that term is defined in NYSE rules. The Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Perform the function of a nominating committee in recommending candidates for election to the Board • Oversee the operation and effectiveness of the Board	C. Sean Day (Chairman) William M. Lamont, Jr. Robert G. Stone, Jr.

      The Governance Committee will consider director candidates recommended by stockholders. Recommendations may be sent to the Chairman of the Governance Committee, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the Governance Committee will consider in evaluating director candidates. A copy of the criteria is attached to this Proxy Statement as Exhibit A and is also available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

      When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for re-election), the Board and the Governance Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The Governance Committee will continue to consider candidates from any of those sources when future vacancies occur. The Governance Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

Attendance at Meetings

      It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2004, the Board met five times, the Audit Committee met nine times, the Compensation Committee met five times and the Governance Committee met four times. The Executive Committee did not meet during 2004. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and all committees on which he served that were held during the periods for which he served. All directors attended the 2004 Annual Meeting of Stockholders of the Company.

Director Compensation

      Directors who are employees of the Company receive no additional compensation for their services on the Board or Board committees. Each nonemployee director receives an annual fee of $20,000 (increased to $24,000 effective April 26, 2005), a fee of $1,000 for each Board meeting attended (increased to $1,250 effective April 26, 2005) and a fee of $3,000 for each Committee meeting attended. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Audit, Compensation and Governance Committee Chairmen receive an additional $10,000 retainer per year (increased to $15,000 for the Audit Committee Chairman effective April 26, 2005) and the presiding director at executive sessions of the non-management directors receives an additional $5,000 retainer per year. Directors are reimbursed for reasonable expenses incurred in attending meetings.

      The Company has three director stock option plans, the 1989 Director Stock Option Plan (the “1989 Director Plan”), the 1994 Nonemployee Director Stock Option Plan (the “1994 Director Plan”) and the 2000 Nonemployee Director Stock Option Plan (the “2000 Director Plan”).

      The 1989 Director Plan, under which no more options can be granted, provided for the one-time granting to nonemployee directors of stock options to purchase the Company’s common stock. Currently, Mr. Gower holds an option under the 1989 Director Plan for 5,000 shares of common stock.

      The 1994 Director Plan, which was superceded by the 2000 Director Plan on September 22, 2000, provided for automatic annual grants to nonemployee directors of stock options to purchase the Company’s common stock. Currently, under the 1994 Director Plan, Mr. Lamont and Mr. Stone each holds options for 9,000 shares of common stock, and Mr. Day and Mr. Gower each holds options for 4,500 shares of common stock.

      The 2000 Director Plan provides for the automatic grant to nonemployee directors of stock options for 5,000 shares of common stock on the date of first election as a director and stock options for 3,000 shares (and, effective April 26, 2005, 500 shares of restricted stock) immediately after each annual meeting of stockholders. In addition, the 2000 Director Plan provides for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee. A director who elects to receive options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all options granted under the 2000 Director Plan is the fair market value per share of the Company’s common stock on the date of grant. The options granted on first election as a director vest immediately. The options granted and restricted stock issued immediately after each annual meeting of stockholders vest six months after the date of grant or issuance. Options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. Currently, under the 2000 Director Plan, Mr. Stone holds options for 23,212 shares of common stock, Mr. Johnson holds options for 21,814 shares of common stock, Mr. Day and Mr. Gower each holds options for 21,534 shares of common stock, Mr. Webb holds options for 19,252 shares of common stock, Mr. Peterkin holds options for 17,585 shares of common stock and Mr. Lamont holds options for 12,000 shares of common stock. In addition, Mr. Day, Mr. Peterkin and Mr. Webb each has received 671 shares of restricted stock.

Transactions with Directors and Officers

      During 2004, the Company and its subsidiaries paid Knollwood, L.L.C. (“Knollwood”), a company owned by C. Berdon Lawrence, the Chairman of the Board of the Company, $180,000 for air transportation services provided by Knollwood. Such services were in the ordinary course of business of the Company and Knollwood. The Company anticipates that similar services will be rendered in 2005.

      The Company is a 50% member of The Hollywood Camp, L.L.C. (“Hollywood Camp”), a company that owns and operates a hunting facility used by the Company and Knollwood, which is also a 50% member. The Company uses Hollywood Camp primarily for customer entertainment. Knollwood acts as manager of Hollywood Camp. Hollywood Camp leases hunting rights to land owned by Mr. Lawrence and other unaffiliated parties and allocates lease and lodging expenses to the owners based on their usage of the facilities.

During 2004, the Company was billed $1,161,000 by Hollywood Camp for its share of facility expenses. The Company anticipates that similar costs will be incurred in 2005.

      Mark C. Lawrence, the son of C. Berdon Lawrence, is the Vice President and General Manager of the Logistics Management Division of Kirby Inland Marine, LP. In 2004, Mark Lawrence earned direct compensation of $202,600, received an option to purchase 3,500 shares of common stock of the Company, received 500 shares of restricted stock of the Company and received contributions under the Company’s other employee benefit plans of $3,852 (not including the Company’s contribution for 2004 under its profit sharing plan, which has not been determined as of the date of this Proxy Statement).

      Walter E. Johnson, a director of the Company, is a 25% limited partner in a limited partnership that owns one barge operated by a subsidiary of the Company, which owns the other 75% interest in the partnership. The partnership was entered into on October 1, 1974. During 2004, Mr. Johnson received $42,500 in distributions from the partnership. The distributions were proportionate to his interest in the partnership and were made in the ordinary course of business of the partnership. The partnership will continue to operate in the ordinary course of the Company’s business in 2005.

      Mr. Johnson is Chairman of the Board of Amegy Bank, which has a 5.7% participation in the Company’s revolving credit facility. As of December 31, 2004, the outstanding balance of the revolving credit facility was $15,000,000, of which Amegy Bank’s participation was $850,000. Amegy Bank is one of 12 lenders under the revolving credit facility, which was consummated in the ordinary course of business of the Company.

      Connie C. Valerius, the wife of Steven P. Valerius, the President of Kirby Inland Marine, LP, is the Director of Corporate Operations of the Company. In 2004, Ms. Valerius earned direct compensation of $241,550, received an option to purchase 6,000 shares of common stock of the Company, received 800 shares of restricted stock of the Company and received contributions under the Company’s other employee benefit plans of $3,900 (not including the Company’s contribution for 2004 under its profit sharing plan, which has not been determined as of the date of this Proxy Statement).

CORPORATE GOVERNANCE

Business Ethics Guidelines

      The Board has adopted Business Ethics Guidelines that apply to all directors, officers and employees of the Company. A copy of the Business Ethics Guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer or to its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its website at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Corporate Governance Guidelines

      The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Communication with Directors

      Interested parties may communicate with the full Board or any individual directors, including the Chairmen of the Audit, Compensation and Governance Committees, the presiding director or the non-management directors as a group, by writing to them c/o Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007. Complaints about accounting, internal accounting controls or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Website Disclosures

      The following documents and information are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance:

•	Audit Committee Charter
•	Compensation Committee Charter
•	Governance Committee Charter
•	Criteria for the Selection of Directors
•	Business Ethics Guidelines
•	Corporate Governance Guidelines
•	Communication with Directors

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

      The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 1, 2005. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit.

	Shares of Common Stock
	Beneficially Owned on March 1, 2005

			Voting or			Percent of
			Investment	Right to		Common
	Direct(1)		Power(2)	Acquire(3)	Total	Stock(3)(4)

DIRECTORS
C. Sean Day	671			26,034	26,705
Bob G. Gower	30,000			31,034	61,034
Walter E. Johnson	7,000			21,814	28,814
William M. Lamont, Jr.	8,142	(5)		21,000	29,142
C. Berdon Lawrence	1,897,047			671,301	2,568,348	10.2%
George A. Peterkin, Jr.	170,677	(6)	42,605 (6)	17,585	230,867
Joseph H. Pyne	141,227			205,448	346,675	1.4%
Robert G. Stone, Jr.	103,698	(7)	28,500 (7)	32,212	164,410
Richard C. Webb	1,671			19,252	20,923
NAMED EXECUTIVES
Mark R. Buese	8,397			38,833	47,230
Norman W. Nolen	24,948			100,487	125,435
Steven P. Valerius	15,386	(8)		52,555 (9)	67,941
Directors and Executive Officers as a group (17 in number)	2,431,228		71,105	1,343,368	3,845,701	14.9%

(1)	Shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which directors or executive officers have or share voting or investment power.

(3)	The number of shares and percentage ownership of common stock for each person named assumes that such person is the beneficial owner of common stock with respect to which such person has the right to acquire beneficial ownership within 60 days after March 1, 2005. The number of shares and percentage ownership of common stock for the named directors and executive officers as a group assumes that all of the shares shown as beneficially owned by each of such persons are outstanding.

(4)	Unless otherwise indicated, beneficial ownership of any named individual is less than 1% of the outstanding shares of common stock.

(5)	Does not include 415,035 shares owned by Mr. Lamont’s wife, Mary Noel Lamont, or 393,171 shares owned by trusts of which Ms. Lamont is the beneficiary. Mr. Lamont disclaims beneficial ownership of all 808,206 shares.

(6)	Does not include 4,000 shares owned by Mr. Peterkin’s wife. Mr. Peterkin disclaims beneficial ownership of those 4,000 shares and 42,605 shares owned by trusts of which Mr. Peterkin is trustee, the beneficiaries of which are relatives of his or his wife’s.

(7)	Does not include 10,000 shares owned by Mr. Stone’s wife. Mr. Stone disclaims beneficial ownership of those 10,000 shares and 28,500 shares owned by a trust of which Mr. Stone is trustee.

(8)	Does not include 3,728 shares owned by Mr. Valerius’ wife. Mr. Valerius disclaims beneficial ownership of those shares.

(9)	Does not include 20,667 shares of which Mr. Valerius’ wife has the right to acquire beneficial ownership within 60 days after March 1, 2005. Mr. Valerius disclaims beneficial ownership of those shares.

Principal Stockholders

      The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock:

	Number of Shares		Percent
Name and Address	Beneficially Owned(1)		of Class

C. Berdon Lawrence	2,568,348	(2)	10.2%
55 Waugh Drive, Suite 1000 Houston, Texas 77007
PRIMECAP Management Company	1,850,788	(3)	7.4%
225 South Lake Avenue, Suite 400 Pasadena, California 91101

(1)	Except for 671,301 shares with respect to which Mr. Lawrence has the right to acquire beneficial ownership, to the Company’s knowledge, all of the shares are directly owned by the named person or entities and none were subject to options or other rights to acquire beneficial ownership in the future.

(2)	Based on Form 5, dated February 14, 2005, filed by Mr. Lawrence with the SEC.

(3)	Based on Schedule 13F, dated February 9, 2005, filed by PRIMECAP Management Company with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

      The Company’s directors and executive officers, and persons who own beneficially more than 10% of the Company’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of beneficial ownership and changes in beneficial ownership of the Company’s common stock with the SEC and the NYSE. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that its executive officers and directors complied with all filing requirements during 2004 except as described in the following paragraph.

      On January 26, 2004, Kirby’s Compensation Committee made annual grants of stock options and restricted stock to a number of employees, including all of its executive officers. On April 27, 2004, all of the non-management directors of the Company received automatic annual stock option grants and in some cases additional options or shares of restricted stock in lieu of cash director fees pursuant to individual elections. On both occasions, the Company filed reports on behalf of the reporting persons several days late, with the result that all of the Company’s executive officers (Mark R. Buese, Ronald A. Dragg, G. Stephen Holcomb, C. Berdon Lawrence, Norman W. Nolen, Joseph H. Pyne, Jack M. Sims, Dorman L. Strahan and Steven P. Valerius) and all of its non-management directors (C. Sean Day, Bob G. Gower, Walter E. Johnson, William M. Lamont, Jr., George A. Peterkin, Jr., Robert G. Stone, Jr. and Richard C. Webb) filed at least one late report during 2004. In addition, Mr. Lamont filed four late reports covering four transactions;

Mr. Nolen, Mr. Pyne and Mr. Valerius each filed three late reports covering three transactions; and Mr. Dragg, Mr. Holcomb, Mr. Johnson and Mr. Peterkin each filed one late report covering one transaction. All transactions covered by the late reports are reflected in the beneficial ownership information in this Proxy Statement.

      Because of the complexity of the reporting rules, the Company has established procedures to assist officers and directors in complying with the rules. The Company is evaluating its compliance procedures in order to minimize late reporting in the future.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

      The Board of Directors of the Company has a standing Compensation Committee whose functions are to (1) determine the salaries for executive officers of the Company, (2) administer the Company’s annual incentive bonus program, (3) administer all of the Company’s stock option and incentive compensation plans and grant stock options and other awards under the plans (except those plans under which grants of options are automatic) and (4) review and make recommendations to the Board of Directors with respect to incentive and equity-based compensation plans and any other forms of compensation for executive officers of the Company. The Compensation Committee held five meetings in 2004. In 2004, the Board of Directors did not reject or modify in any material way any action or recommendation of the Compensation Committee. The Compensation Committee is composed of four members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in relevant New York Stock Exchange standards and federal securities and tax regulations.

      Compensation of executive officers is based primarily on three elements: (1) base salary, (2) annual incentive bonuses and (3) long-term incentives, including stock options, restricted stock and performance awards. The basic goal is to pay compensation competitive with similar corporations, giving due regard to relative financial performance, and to tie annual incentives and long-term incentives to corporate performance and a return to the Company’s stockholders.

      The Compensation Committee attempts to set base salaries for executive officers at approximately the median for comparable companies. The Committee retained independent consultants in 2003 and 2004 to advise the Committee on executive compensation issues. Both consultants selected peer groups of comparable companies and both determined that the Company’s salaries for its top executive officers (including the Chief Executive Officer) averaged approximately 95% of the median for the peer groups.

      The Compensation Committee recognizes the difficulties in establishing a peer group of companies for compensation comparison purposes because there are few publicly traded marine transportation companies of similar size and none with a similar service mix. Some other marine transportation companies are limited partnerships or subsidiaries of larger public corporations, making comparisons difficult and resulting in the need to consider an expanded universe of companies for comparisons.

      In setting executive officer salaries for 2004, the Committee considered the Company’s strong performance in 2003 on financial, operational and strategic levels, as well as survey information indicating that executive salary increases for 2004 would generally be in the 3.7 — 4.2% range, and decided to increase salaries for executive officers by 4% over 2003 levels. Individual performance is also considered and, while most executive salary determinations have been in line with the approach described above, the Committee has in a limited number of cases (none involving the Chief Executive Officer) given significantly greater increases when justified by a particular executive officer’s increased responsibilities or value to the Company.

      With regard to the annual cash incentives for executive officers, exclusive of base salary, the Compensation Committee attempts to set bonuses at a level such that, with a positive performance by an executive officer and a certain level of profitability by the Company, the total compensation for the executive officer, including base salary and annual cash bonus, will be above the median total cash compensation for similar corporations and positions. The Compensation Committee believes that total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual and Company performance factors. The annual incentive bonus constitutes a significant portion of direct cash compensation (salary plus bonus) and can vary significantly from year to year depending on the Company’s performance.

      For bonuses earned during 2003 and paid in 2004, the Company’s incentive bonus plan was based on the achievement of three equally weighted performance measures by each of the Company’s three business groups — inland marine transportation, diesel engine services and offshore marine transportation — and by the Company as a whole. The three performance measures were net operating cash flow, return on total capital and earnings per share. Effective for bonuses earned during 2004 and paid in 2005, the Board of Directors modified the bonus plan to substitute EBITDA (net earnings before interest expense, taxes on income, depreciation and amortization) for net operating cash flow as one of the performance measures under the plan.

      Performance under the incentive bonus plan is measured on a calendar year basis. At the beginning of each year, objectives are established for each of the three performance measures for the year, based on the budget for the year approved by the Board of Directors. The Compensation Committee establishes a target bonus expressed as a percentage of base salary for each participant. The Committee also establishes a range of possible bonuses, with no bonus earned unless at least 80% of the target performance is achieved and a maximum possible award of 200% of the target bonus if 120% of the target performance is achieved. Bonuses for employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company as a whole. Bonuses for the heads of the Company’s business groups are based 50% on the performance of the business group and 50% on overall Company performance. Bonuses for all other employees in a business group are based 70% on the performance of the business group and 30% on Company performance. Effective for bonuses earned during 2003 and paid in 2004, the Board of Directors also modified the incentive bonus plan to provide for the allocation of 25% of each participant’s total potential bonus under the plan based on a discretionary assessment of individual performance for the year. In 2004, the Compensation Committee awarded the full 25% of the plan bonus to each executive officer after determining that the performance of each of the executive officers met expectations for the year.

      The Compensation Committee’s objective for long-term incentive compensation for executive officers is to fall between the 50th and 75th percentiles in long-term incentive compensation of similar corporations and positions, giving effect to the Company’s long-term performance relative to its peers. In addition to retirement, health care and similar benefits, the primary long-term incentives for executive officers are stock options, restricted stock and performance awards. Generally, stock option and restricted stock awards are made by the Compensation Committee in January of each year. The Committee views stock option and restricted stock awards as a regular component of compensation for executive officers, as well as for managerial level employees generally. That is, regular annual awards at approximately consistent levels are an appropriate component of annual compensation. Bonuses under the Company’s annual incentive bonus plan vary directly with Company performance, with possible bonuses under parameters established in recent years ranging from zero in a very disappointing year to double the target bonus in an exceptionally good year. The bonus therefore supplies the incentive of tying a meaningful portion of total compensation to Company performance, as well as business group and individual performance. In addition, the value of the options and shares of restricted stock granted depends on the Company’s stock price, aligning the interests of recipients of those awards with the interests of the Company’s stockholders.

      In 2004, the Compensation Committee granted nonqualified stock options covering 122,608 shares of common stock and 42,664 shares of restricted stock to executive officers. Those numbers include options and shares granted under the long-term incentive compensation program discussed below. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of five years. The restricted stock vests in equal increments over five years. In deciding on the number of options and shares of restricted stock to award to executive officers other than the four named in the discussion of the long-term incentive compensation program below, the Committee does generally consider the performance of the Company, the performance of the officer, information from an executive compensation consultant about the level of long-term equity-based incentive compensation awards made by comparable companies, the Company’s option overhang (considering both outstanding options and options remaining available to be granted under the Company’s plans) and recommendations from the Chief Executive Officer. Those factors are not weighted in any specific manner and the resulting awards are therefore to some extent subjective.

      While the Committee had previously granted shares of restricted stock to participants in the long-term incentive compensation program, in 2004, the Committee for the first time granted shares of restricted stock to executive officers generally, as well as to other employees participating in the Company’s stock and incentive plans. While no formula was applied, the number of options granted was reduced by an amount estimated to be approximately equivalent in value to the restricted stock awards. The Committee believes that the granting of shares of restricted stock results in less dilution than the number of options they replace. Fewer shares of restricted stock are required to reach the same value as the options replaced since, at the time of grant, shares of restricted stock have greater value than stock options. In addition, restricted stock presents a risk-reward profile to the recipient that is different from options, enabling the Committee to diversify to some extent the long-term incentive compensation awards.

      In 2002, the Board of Directors of the Company instituted a long-term incentive compensation program for selected senior executives, to be administered by the Compensation Committee. The program allows the grant of incentive stock options, nonincentive stock options, restricted stock, performance shares and performance units (or any combination thereof). The objective of the program is to provide long-term incentive compensation to the specified executives in an amount that falls between the 50th and 75th percentiles when compared to companies or business units of comparable size. Under the program, the elements of long-term compensation to be awarded, as well as the executives selected to participate, are determined each year by the Compensation Committee.

      For 2004, the Compensation Committee determined that the executives who would receive awards under the long-term incentive compensation program would be Joseph H. Pyne, President and Chief Executive Officer, Norman W. Nolen, Executive Vice President and Chief Financial Officer, Steven P. Valerius, President of Kirby Inland Marine, LP, and D. Lynn Strahan, President of Kirby Engine Systems, Inc., and that 20% of the target value of the awards would be in the form of stock options, 40% in the form of restricted stock and 40% in the form of performance units tied to the achievement of EBITDA, return on total capital and earnings per share objectives. The options vest over a three-year period and the restricted stock vests over a five-year period. The amount and form of the awards were based in part on survey information and recommendations provided by an independent consultant to the Compensation Committee. Based on information provided by the consultant, the expected value of the awards fell between the 50th and 75th percentiles when compared to long-term incentive compensation awards made by comparable companies. The actual awards made to the four participants during 2004 are included in the compensation tables presented elsewhere in this Proxy Statement.

      The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees effective January 1, 1992, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of $210,000 per annum. In 2004, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan. The contributions are shown in the compensation tables presented elsewhere in this Proxy Statement.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Committee does take steps to qualify compensation for deductibility to the extent practical, but may award compensation that is not deductible when such an award would be in the Company’s best interests.

      The Compensation Committee set the 2004 base salary for Joseph H. Pyne, the Company’s Chief Executive Officer, at $551,200, representing a 4% increase over 2003. The Chief Executive Officer’s base salary was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of comparable corporations, individual as well as corporate performance and a general correlation with the compensation of other executive officers of the Company. In setting the compensation of the Chief Executive Officer, the Committee also considers the Company’s success in achieving the financial and strategic corporate goals established for each year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board of Directors under the guidance of its Governance Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards. The $605,714 bonus earned by Mr. Pyne in 2004 was determined under the incentive bonus plan described above.

Compensation Committee

William M. Lamont, Jr., Chairman
Bob G. Gower
Robert G. Stone, Jr.
Richard C. Webb

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee are Mr. Lamont, Mr. Gower, Mr. Stone and Mr. Webb. Mr. Stone was the Chairman of the Board, but not an employee, of the Company from 1983 to 1995. No other member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In 2004, no executive officers of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

Summary Annual and Long-Term Compensation

      The following table summarizes compensation earned by or paid to the Chief Executive Officer and the four other highest paid executive officers (the “named executive officers”) for the last three fiscal years:

Summary Compensation Table

				Long Term Compensation

		Annual Compensation		Restricted
Name and				Stock	Shares Subject	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	to Options	Compensation(2)

Joseph H. Pyne	2004	$560,560	$605,714	$848,125	26,032	$—
President, Director and	2003	539,360	485,109	494,750	52,063	33,623
Chief Executive Officer	2002	539,362	238,501	272,790	52,063	34,159

C. Berdon Lawrence	2004	$431,160	$463,516		55,000	$—
Chairman of the Board	2003	414,960	371,246		55,000	33,623
	2002	414,962	182,521		55,000	34,159

Steven P. Valerius	2004	$321,360	$273,874	$224,109	8,879	$—
President of Kirby Inland	2003	309,360	209,370	168,783	17,758	33,623
Marine, LP	2002	285,860	96,775	93,062	17,758	34,159

Norman W. Nolen	2004	$269,360	$222,222	$209,860	8,315	$—
Executive Vice President	2003	259,360	177,975	158,052	16,630	33,623
and Chief Financial Officer	2002	259,360	87,500	87,145	16,630	34,159

Mark R. Buese	2004	$202,960	$165,470	$27,140	6,000	$—
Senior Vice President-	2003	177,060	119,386		8,000	28,193
Administration	2002	177,060	58,695		8,000	28,642

(1)	Represents the value of the restricted stock on the date of grant. At December 31, 2004, the value of the restricted stock held by each of the named executive officers based on the $44.38 closing price was $2,054,794 for Mr. Pyne (46,300 shares), $615,639 for Mr. Valerius (13,872 shares), $576,496 for Mr. Nolen (12,990 shares) and $35,504 for Mr. Buese (800 shares). The restricted stock awards were granted on February 7, 2002, January 27, 2003 and January 26, 2004 and vest over a period of five years, beginning on the first anniversary of the date of grant, subject to continued employment. In the event a change of control occurs, all restricted stock awards become fully vested. The Company does not have an established dividend policy. Should the Board declare a dividend after the restricted stock has been awarded, restricted stock owners shall receive dividends on the shares of restricted stock that have not been forfeited.

(2)	Represents the aggregate value of the Company’s contributions under the Company’s Profit Sharing Plan, 401(k) Plan and Deferred Compensation Plan for Key Employees. The Company’s contributions under these deferred compensation plans for the 2004 year have not been determined as of the date of this Proxy Statement, except for the Company’s matching contributions under the Company’s 401(k) Plan, pursuant to which matching contributions to the individual accounts were as follows: $6,150 each to Mr. Pyne, Mr. Lawrence, Mr. Valerius and Mr. Nolen, and $5,808 to Mr. Buese.

Stock Options Granted, Option Exercises and Year End Value

      The following table includes information on grants of stock options during 2004 to the five named executive officers. The amounts shown for the named executive officers as potential realizable value for such options are based on assumed annual rates of stock price appreciation of 0%, 5% and 10% over the full five-year terms of the options granted. The amounts shown as potential realizable value for all stockholders as a group represent the corresponding increases in the market value of 24,855,224 outstanding shares of common stock held by all stockholders as of December 31, 2004. The potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

Stock Options Granted in 2004

					Potential Realized Value at Assumed
					Annual Rates of Stock Price
	Individual Grants				Appreciation for Option Term(3)

		% of Total
		Options			0%	5%	10%
		Granted to	Exercise		Annual	Annual	Annual
	Options	Employees	or Base	Expiration	Growth	Growth	Growth
Name	Granted(1)	in 2004	Price	Date	Rate(2)	Rate(2)	Rate(2)

Mark R. Buese	6,000	1.99%	$33.925	01/26/09	$0	$56,237	$124,270
C. Berdon Lawrence	55,000	18.24%	33.925	01/26/09	0	515,510	1,139,138
Norman W. Nolen	8,315	2.76%	33.925	01/26/09	0	77,936	172,217
Joseph H. Pyne	26,032	8.63%	33.925	01/26/09	0	243,995	539,164
Steven P. Valerius	8,879	2.94%	33.925	01/26/09	0	83,222	183,898
All stockholders as a group	N/A	N/A	44.38 (4)	N/A	0	304,759,844 (4)	673,437,381 (4)

(1)	These options become exercisable 33% after one year, 67% after two years, and 100% after three years from the date of grant. The exercise price for the options may be paid with already owned shares of common stock. No stock appreciation rights were granted with the stock options.

(2)	For stock options, the value is based on the exercise price per share of common stock, which was the average of the high and low sales price per share of common stock on the NYSE on the date of grant.

(3)	Potential realizable value amounts for the named executive officers have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the five-year term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the option. The derived potential realized value is the nominal undiscounted future value not adjusted for inflation.

(4)	For stockholders as a group, the potential realized value reflects the appreciation over $44.38 per share of common stock, which was the closing price per share of common stock on December 31, 2004, for 24,855,224 outstanding shares of common stock as of December 31, 2004.

      The following table summarizes for each of the named executive officers their option exercises in 2004 and the value of their options at December 31, 2004:

Aggregated Option Exercises in 2004 and 2004 Year-End Option Values

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options at		In-The-Money Options at
	Shares		December 31, 2004		December 31, 2004(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark R. Buese	11,500	$277,991	31,499	55,001	$728,531	$1,229,256
C. Berdon Lawrence	35,000	930,563	109,998	110,002	2,234,365	1,581,741
Norman W. Nolen	30,000	693,445	86,628	64,947	2,053,426	1,380,752
Joseph H. Pyne	125,000	2,700,975	162,062	466,096	3,402,574	10,860,420
Steven P. Valerius	25,000	481,306	37,757	26,638	809,640	411,692

(1)	Based on the average of the high and low sales price per share of common stock on the date of exercise.

(2)	Value based on $44.38 per share of common stock, which was the closing price per share of common stock on December 31, 2004.

      The following table provides information as of December 31, 2004 with respect to shares of the Company’s common stock that may be issued under the existing equity compensation plans, including the Company’s 1989 Employee Stock Option Plan, the 1994 Employee Stock Option Plan, the 1996 Employee Stock Option Plan, the 2001 Employee Stock Option Plan, the 2002 Stock and Incentive Plan, the 1989 Director Stock Option Plan, the 1994 Nonemployee Director Stock Option Plan and the 2000 Nonemployee Director Stock Option Plan:

Equity Compensation Plan Information as of December 31, 2004

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of		Under Equity
	Securities to be		Compensation Plans
	Issued Upon	Weighted-Average	(Excluding Securities
	Exercise of	Exercise Price of	Reflected in First
Plan Category	Outstanding Options	Outstanding Options	Column)

Equity compensation plans approved by stockholders	2,032,571	$23.90	337,307
Equity compensation plans not approved by stockholders(1)	143,569	$26.64	154,418

Total	2,176,140	$24.08	491,725

(1)	The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Option Plan, the material features of which are summarized under “THE BOARD OF DIRECTORS AND BOARD COMMITTEES — Director Compensation” on page 6.

Long-Term Incentive Plan Awards Granted in 2004

      The following table summarizes long-term incentive compensation in the form of performance awards made in 2004 to each of the named executive officers:

		Performance or Other
		Period Until
	Number of Shares,	Maturation or
Name	Units or Other Rights	Payout	Threshold(1)	Target	Maximum

Joseph H. Pyne		3 years	$98,300	$491,300	$982,500
Norman W. Nolen		3 years	30,300	151,700	303,400
Steven P. Valerius		3 years	37,700	188,700	377,400

(1)	Amount payable if 80% of performance target is achieved; if less than 80% is achieved, there is no payment.

      The long-term performance awards made to the named executive officers in 2004 were based on achievement on a cumulative basis over a three-year performance period of the Company’s EBITDA (net earnings before interest expense, taxes on income, depreciation and amortization), return on total capital and earnings per share targets established under the Company’s annual incentive bonus plan.

Compensation Agreements

      Kirby Inland Marine, LP has a Deferred Compensation Agreement with Mr. Pyne in connection with his previous employment as its President. The agreement provides for benefits to Mr. Pyne totaling $4,175 per month commencing upon the later of his severance from the employment of the Company or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of sixty months. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for cause (as defined in the agreement).

      The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted in October 1994, effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees being compensated in excess of a certain level ($210,000 per year under current rules). The following table discloses for the named executive officers the amount of contributions to the Deferred Compensation Plan for 2002 and 2003. Contributions for 2004 have not been determined as of the date of this Proxy Statement.

	Deferred
	Compensation Plan

	2003	2002

C. Berdon Lawrence	$34,558	$35,118
Norman W. Nolen	8,401	8,541
Joseph H. Pyne	55,469	56,366
Steven P. Valerius	16,806	13,068

Common Stock Performance Graph

      The performance graph below shows the cumulative total return on the Company’s common stock compared to the Russell 2000 Index and the Dow Jones Marine Transportation Index over the five-year period beginning December 31, 1999. The results are based on an assumed $100 invested on December 31, 1999, and reinvestment of dividends.

PROPOSAL TO APPROVE THE 2005 STOCK AND INCENTIVE PLAN (ITEM 2)

Summary of 2005 Stock and Incentive Plan

The 2005 Plan

      On March 3, 2005, the Board adopted, subject to stockholder approval, the 2005 Stock and Incentive Plan (the “2005 Plan”), the text of which is attached as Exhibit B to this Proxy Statement. The material features of the 2005 Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the 2005 Plan.

      The Board of Directors of the Company unanimously recommends a vote “FOR” the proposal to approve the 2005 Stock and Incentive Plan.

General

Purpose

      The purpose of the 2005 Plan is to advance the interests of the Company by providing an additional incentive to attract and retain qualified and competent employees for the Company and its subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the award of options to purchase shares of common stock, shares of restricted stock and performance awards. Unless the context otherwise requires, references to the Company shall include the Company and any corporation in which the Company owns, directly or indirectly, 50% or more of the total combined voting power.

Eligibility

      Employees of the Company are eligible to participate in the 2005 Plan.

Types of Awards

      The 2005 Plan authorizes the granting of incentive stock options (“Incentive Options”) and nonincentive stock options (“Nonincentive Options”) to purchase common stock of the Company to employees of the Company. Unless the context otherwise requires, the term “Options” includes both Incentive Options and Nonincentive Options.

      The 2005 Plan also authorizes awards of restricted stock (“Restricted Stock”). The vesting and number of shares of a Restricted Stock award may be conditioned upon one or a combination of:

•	the completion of a specified period of service with the Company;

•	the attainment of goals related to the performance of the Company or a division, department or unit of the Company;

•	the performance of the Company’s common stock; or

•	the performance of the recipient of the Restricted Stock award.

      The Compensation Committee of the Board will determine whether a recipient of Restricted Stock will have the right to vote or receive dividends before the Restricted Stock has vested.

      The 2005 Plan also authorizes awards intended to be “performance-based compensation” which are payable in stock, cash or a combination of stock and cash (“Performance Awards”). Any Performance Awards granted will vest upon the achievement of performance objectives. The Compensation Committee will establish the performance objectives, the length of the performance period and the form and time of payment of the award.

Administration

      The 2005 Plan will be administered by the Compensation Committee. The Compensation Committee has the authority to interpret and adopt rules and regulations for carrying out the 2005 Plan. All decisions and acts of the Compensation Committee shall be final and binding on all participants under the 2005 Plan. If there is no Compensation Committee, the Board will administer the 2005 Plan.

Shares of Common Stock Subject to the 2005 Plan

      A total of 1,000,000 shares of common stock (subject to adjustment as discussed below) may be issued under the 2005 Plan.

Granting of Awards

      The Compensation Committee may from time to time grant Options, Restricted Stock or Performance Awards in its discretion. No Options, Restricted Stock or Performance Awards have been granted under the 2005 Plan.

Exercise Price of Options

      The exercise price of Options granted under the 2005 Plan shall be any price determined by the Compensation Committee, but may not be less than the fair market value of the common stock on the date of grant. The exercise price of Incentive Options shall not be less than 110% of the fair market value on the date of grant if the optionee owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

Price of Restricted Stock

      The price, if any, to be paid by a recipient for Restricted Stock awarded under the 2005 Plan shall be determined by the Compensation Committee.

Payment of Exercise Price

      Unless further limited by the Compensation Committee, the exercise price of an Option shall be paid solely in cash, by certified or cashier’s check, by money order, by personal check or by delivery of shares of common stock owned by the optionee for at least six months, or by a combination of the foregoing. If the exercise price is paid in whole or in part with shares of common stock, the value of the shares surrendered shall be their fair market value on the date received by the Company.

Restrictions on Transfer of Awards

      No award granted under the 2005 Plan is transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of a participant, each award will be exercisable only by the participant or the guardian or legal representative of the participant.

Restrictions on Transfer of Restricted Stock

      A participant may not sell, transfer, assign or pledge shares of Restricted Stock until the shares have vested. Stock certificates representing the Restricted Stock shall either be held by the Company or delivered to the participant bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested. At the time the Restricted Stock vests, a certificate for the vested shares will be delivered to the participant free of transfer restrictions.

Exercisability of Options

      In granting Options, the Compensation Committee, in its sole discretion, may determine the terms and conditions under which the Options shall be exercisable.

      The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of an Option may be exercised or otherwise waive or amend any conditions in respect of all or a portion of the Options held by an optionee.

      In the event of a Change in Control (as defined in the 2005 Plan), all Options outstanding at the time of the Change in Control will become immediately exercisable unless otherwise provided in the option agreement. In the event of a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, the Compensation Committee may provide for payment of cash or securities of the Company in satisfaction of the Options.

Vesting of Restricted Stock

      In granting Restricted Stock awards, the Compensation Committee, in its sole discretion, may determine the terms and conditions under which the Restricted Stock awards shall vest.

      The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which Restricted Stock may vest or otherwise waive or amend any conditions in respect of a grant of Restricted Stock.

      In the event of a Change in Control, all shares of Restricted Stock will vest unless the restricted stock agreement with the recipient specifies otherwise.

Terms of Performance Awards

      In granting performance awards, the Compensation Committee may determine the target and maximum value of the performance award and the date or dates when performance awards are earned. However, for performance awards granted to the chief executive officer or the four most highly compensated officers of the Company other than the chief executive officer, the Compensation Committee may not grant performance awards after the earlier of:

•	90 days after the beginning of the performance period;

•	the date on which 25% of the performance period has elapsed; or

•	the date on which the satisfaction of the performance objectives becomes substantially certain.

Uncertificated Shares

      In lieu of issuing stock certificates for shares of common stock of the Company acquired pursuant to the Plan, the Company may issue shares of common stock in book-entry or other electronic or uncertificated form, unless prohibited by applicable law or regulation or by applicable stock exchange rules.

Expiration of Options

      The expiration date of an Option will be determined by the Compensation Committee at the time of the grant.

      If an optionee’s employment is terminated for cause, any Options held by the optionee terminate automatically and without notice. The 2005 Plan further provides that in most instances an Option must be exercised by the optionee within 30 days after the termination of an optionee’s employment with the Company (for any reason other than termination for cause, mental or physical disability or death), if and to the extent such Option was exercisable on the date of such termination.

      Generally, if an optionee’s termination of employment is due to mental or physical disability, the optionee will have the right to exercise an Option (to the extent otherwise exercisable on the date of termination) for a period of one year from the date on which the optionee suffers the mental or physical disability. If an optionee dies while actively employed by the Company, an Option may be exercised (to the extent otherwise exercisable on the date of death) within one year of the date of the optionee’s death by the optionee’s legal representative or legatee. If the optionee dies following termination of employment, but within either the 30-day period described in the preceding paragraph, or during the one year period following termination due to disability, the employee’s beneficiary will have six months to exercise the option.

      The Compensation Committee may extend the termination date of a Nonincentive Option to a date not later than the tenth anniversary of the date of the grant of the Option.

Expiration of Restricted Stock Awards

      The requirements for vesting of Restricted Stock will be determined by the Compensation Committee at the time of the grant.

      If an employee’s employment is terminated before all of the Restricted Stock held by the employee has vested, the shares of Restricted Stock that have not vested shall be forfeited and any purchase price paid by the employee for the forfeited shares shall be returned to the employee. If other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of the conditions established by the Compensation Committee, the shares of Restricted Stock shall be forfeited and any purchase price paid by the employee shall be returned to the employee.

Expiration of Performance Awards

      The performance periods will be determined by the Compensation Committee at the time of grant. If a participant’s employment is terminated due to death, disability or retirement before the end of a performance period, a proportional portion of the performance award, to the extent earned as a result of the full or partial achievement of the performance objectives during the performance period, will be paid after the end of the performance period. If a participant’s employment is terminated for any other reason, the participant shall not be entitled to any part of the performance award.

Expiration of the 2005 Plan

      The 2005 Plan will be of unlimited duration. However, no Incentive Options shall be granted on or after the tenth anniversary of the effective date of the 2005 Plan.

Adjustments

      The 2005 Plan gives the Compensation Committee authority to make appropriate adjustments to the number of shares with respect to which Options may be granted, to the number of shares subject to outstanding Options and to the exercise price of outstanding Options in the event of a change in the capitalization of the Company, a distribution to stockholders other than regular cash dividends, a recapitalization resulting in a split-up or consolidation of shares or a share repurchase at a price in excess of the market price of the shares at the time the repurchase is announced.

Amendments

      The Board may amend or modify the 2005 Plan at any time, subject to stockholder approval if required by applicable law or regulation or by applicable stock exchange rules; provided that the action may not impair the rights of a participant with respect to an outstanding award without the written consent of such participant.

Registration

      The Company anticipates registering the shares issuable pursuant to the exercise of Options or the grant of Restricted Stock or Performance Awards with the SEC in 2005.

Stockholder Approval

      Approval of the 2005 Plan by stockholders of the Company is required by the Board and the rules of the NYSE and is also a condition for qualifying Incentive Options as such under the Internal Revenue Code of 1986, as amended (the “Code”), and for allowing the Company to deduct certain performance-based compensation paid to its most highly compensated executives for federal income tax purposes. Stockholder approval also is one of the conditions of Rule 16b-3, a rule promulgated by the SEC that provides an exemption from the operation of the “short-swing profit” recovery provisions of Section 16(b) of the Exchange Act with respect to the acquisition of Options by the Company’s officers and directors and the use of already owned common stock as full or partial payment for the exercise price of options granted under the 2005 Plan.

Federal Income Tax Consequences

Grants of Options

      Under current tax laws, the grant of an Option will not be a taxable event to the optionee and the Company will not be entitled to a deduction with respect to the grant.

Exercise of Nonincentive Options and Subsequent Sale of Stock

      Upon the exercise of a Nonincentive Option, an optionee will recognize ordinary income in the year of exercise equal to the excess of the then fair market value of the shares of common stock received over the exercise price. The taxable income recognized upon exercise of a Nonincentive Option will be treated as compensation income subject to withholding and the Company will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When common stock received upon the exercise of a Nonincentive Option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized in the year of exercise). The character of the gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise. Special tax rules apply when all or a portion of the exercise price of a Nonincentive Option is paid by the delivery of already owned shares.

Exercise of Incentive Options and Subsequent Sale of Stock

      The exercise of an Incentive Option generally will not be a taxable event to the optionee and the Company will not be entitled to any deduction with respect to such exercise. However, to qualify for the favorable tax treatment of incentive stock options under the Code, the optionee may not dispose of the shares of common stock acquired upon the exercise of an Incentive Option until after the later of two years following the date of grant or one year following the date of exercise. A disposition within such period would be a “disqualifying disposition.” The surrender of shares of common stock acquired upon the exercise of an Incentive Option in payment of the exercise price of an Option or to satisfy any withholding requirements within the required holding period for incentive stock options under the Code will be a disqualifying disposition of the surrendered shares. Upon any subsequent taxable non-disqualifying disposition of shares of common stock received upon exercise of an Incentive Option, the optionee generally will recognize long-term or short-term capital gain (or loss) equal to the difference between the total amount realized and the exercise price of the Incentive Option.

      If an Option that was intended to be an incentive stock option under the Code does not qualify for favorable tax treatment under the Code because of a disqualifying disposition and the amount realized in the disqualifying disposition exceeds the exercise price, the optionee will recognize ordinary income in the year of the disqualifying disposition. The ordinary income an optionee will recognize in the year of a disqualifying disposition will be the lower of (i) the excess of the amount realized over the exercise price or (ii) excess of the fair market value of the common stock at the time of the exercise over the exercise price and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the optionee. In addition, the optionee will recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the common stock at the time of the exercise. Such capital gain will be taxable as long-term or short-term capital gain, depending on the optionee’s holding period for such shares. Special tax rules apply when all or a portion of the exercise price of an Incentive Option is paid by delivery of already owned shares.

      Notwithstanding the favorable tax treatment of Incentive Options for regular tax purposes, for alternative minimum tax purposes, an optionee must generally include as alternative minimum taxable income for the year in which an Incentive Option is exercised, the excess of the fair market value on the date of exercise of the shares of common stock received over the exercise price. If, however, an optionee disposes of common stock acquired upon the exercise of an Incentive Option in the same calendar year as the exercise, only an amount equal to the optionee’s ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the optionee’s calculation of alternative minimum taxable income in such calendar year.

Section 83(b) Election for Restricted Stock

      Under Section 83(b) of the Code, if an employee receives Restricted Stock subject to a “substantial risk of forfeiture,” the employee may elect to recognize ordinary income for the taxable year in which the Restricted Stock was received equal to the excess of the fair market value of the Restricted Stock on the date of the grant, determined without regard to the restrictions, over the amount paid for the Restricted Stock. No compensation income will be recognized when restrictions on the Restricted Stock subsequently lapse. Any gain or loss recognized upon a subsequent disposition of the shares will be capital gain or loss. If, after making the election, an employee forfeits any shares of Restricted Stock, the employee will realize a loss equal to the amount paid for the Restricted Stock, not the amount elected to be included as income at the time of grant. If, after making the election, an employee sells Restricted Stock, the employee will have a gain or loss equal to the difference between the total amount realized and the adjusted tax basis in the shares (the consideration paid for the shares, if any, plus the amount of ordinary income recognized as a result of the election).

Section 162(m) Effect on Deductibility

      Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the company’s most highly paid executives, subject to an exception that would allow the deduction of certain performance-based compensation. The Options and Performance Awards granted under the 2005 Plan are intended to qualify as performance-based compensation that will not be subject to the $1 million limitation.

Vote Required for Approval

      Assuming the presence of a quorum, the proposal to approve the 2005 Plan adopted by the Board requires the approval by the holders of a majority of the shares of common stock represented in person or by proxy at the 2005 Annual Meeting. Proxies will be voted for or against such proposal in accordance with specifications marked thereon, and, if no specification is made, will be voted in favor of such proposal.

OTHER BUSINESS (ITEM 3)

      The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

      KPMG LLP served as the Company’s principal independent registered public accountant during 2004 and will continue to serve as the Company’s principal independent registered public accountant for the current year. Representatives of KPMG LLP are expected to be present at the 2005 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Committee Report

      The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of three directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

      Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s assessment of, and the effective operation of, internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2004 with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence.

      Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2004 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which has been filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Bob G. Gower, Chairman
C. Sean Day
George A. Peterkin, Jr.

Fees Paid to the Independent Registered Public Accountants

      The following table sets forth the fees paid to KPMG LLP, the Company’s independent registered public accountant, during the last two fiscal years:

	2004	2003

Audit Fees	$899,000	$337,500
Audit-Related Fees	10,000	55,000
Tax Fees	16,175	8,750

TOTAL	$925,175	$401,250

      Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements or services normally provided in connection with statutory or regulatory filings.

      Audit-Related Fees are fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements. Services performed by KPMG in this category consisted of the audit of the Company’s benefit plans.

      Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2004 included the review of the Company’s 2003 and 2002 amended federal income tax returns. Services performed by KPMG in this category for 2003 included the review of the Company’s 2002 federal income tax return.

      Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

      Stockholder proposals must be received by the Company at its principal executive offices no later than November 7, 2005 to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2006 Annual Meeting of Stockholders.

      Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

BY ORDER OF THE BOARD OF DIRECTORS

THOMAS G. ADLER
Secretary

March 7, 2005

Houston, Texas

EXHIBIT A

KIRBY CORPORATION

CRITERIA FOR THE SELECTION OF DIRECTORS

Criteria Applicable to the Board of Directors and Committees:

      1. The Board and its Committees must satisfy the independence requirements of applicable law and the New York Stock Exchange.

      2. The Board should have diverse experience at management or policy-making levels in areas relevant to Kirby’s business.

      3. A sufficient number of directors must have the requisite expertise to enable the Audit Committee as a whole to satisfy the requirements of applicable securities laws, rules and regulations and New York Stock Exchange standards.

Criteria to be Considered in Evaluating the Qualifications of Individual Director Candidates:

      1. Reputation for character and integrity.

      2. Business or professional experience.

      3. Understanding of the marine transportation business, the chemical and refining business and corporate strategy and finance, particularly for public companies.

      4. Understanding of the responsibilities of directors of public companies.

      5. Willingness to commit sufficient time to Kirby’s business.

      6. The number of other boards and board committees on which a person serves.

      7. Independence of any particular constituency and the ability to represent the interests of all stockholders of Kirby rather than a particular interest group.

A-1

EXHIBIT B

KIRBY CORPORATION

2005 STOCK AND INCENTIVE PLAN

ARTICLE I

General

      SECTION 1.1.     Purpose. The purpose of this Plan is to advance the interests of Kirby Corporation, a Nevada corporation (the “Company”), by providing an additional incentive to attract and retain qualified and competent employees for the Company and its subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the award of (i) Options to purchase shares of Common Stock (which Options may be Incentive Stock Options or Nonincentive Stock Options); (ii) shares of Restricted Stock; and (iii) Performance Awards.

      SECTION 1.2.     Definitions. As used herein, the following terms shall have the meaning indicated:

      (a) “Award” means a grant under this Plan in the form of Options, Restricted Stock, Performance Awards or any combination of the foregoing.

      (b) “Board” means the Board of Directors of the Company.

      (c) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of voting securities representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) The Board ceases to consist of a majority of Continuing Directors, with the term “Continuing Director” meaning a Director who (A) is a Director on the effective date of the Plan or (B) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors;

(iii) The stockholders of the Company approve (A) any consolidation or merger of the Company or any Subsidiary that results in the holders of the Company’s voting securities immediately prior to the consolidation or merger having (directly or indirectly) less than a majority ownership interest in the outstanding voting securities of the surviving entity immediately after the consolidation or merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company;

(iv) The stockholders of the Company accept a share exchange, with the result that stockholders of the Company immediately before such share exchange do not own, immediately following such share exchange, at least a majority of the voting securities of the entity resulting from such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange; or

(v) Any tender or exchange offer is made to acquire thirty percent (30%) or more of the voting securities of the Company, other than an offer made by the Company, and shares are acquired pursuant to that offer.

For purposes of this definition, the term “voting securities” means equity securities, or securities that are convertible or exchangeable into equity securities, that have the right to vote generally in the election of Directors.

      (d) “Code” means the Internal Revenue Code of 1986, as amended.

      (e) “Committee” means the Compensation Committee, if any, appointed by the Board.

      (f) “Date of Grant” means the date on which the Committee takes formal action to grant an Award to an Eligible Person.

      (g) “Director” means a member of the Board.

      (h) “Disability” means mental or physical disability as determined by a medical doctor satisfactory to the Committee.

      (i) “Eligible Person” means an employee of the Company or a Subsidiary.

      (j) “Fair Market Value” of a Share means the mean of the high and low sales price on the New York Stock Exchange on the day of reference as quoted in any newspaper of general circulation or, if the Shares shall not have been traded on such exchange on such date, the mean of the high and low sales price on such exchange on the next day prior thereto on which the Shares were so traded, as quoted in any newspaper of general circulation. If the Shares are not listed for trading on the New York Stock Exchange, the Fair Market Value on the date of reference shall be determined by any fair and reasonable means prescribed by the Committee.

      (k) “Incentive Stock Option” means an option that is an incentive stock option as defined in Section 422 of the Code.

      (l) “Nonincentive Stock Option” means an option that is not an Incentive Stock Option.

      (m) “Option” means any option granted under this Plan.

      (n) “Optionee” means a person to whom a stock option is granted under this Plan or any successor to the rights of such person under this Plan by reason of the death of such person.

      (o) “Participant” means a person to whom an Award is granted under the Plan.

      (p) “Performance Award” means an Award granted pursuant to Article IV.

      (q) “Performance Objectives” means the objectives established by the Committee pursuant to Section 4.1(b).

      (r) “Performance Period” means the period over which the performance of a holder of a Performance Award is measured.

      (s) “Plan” means this Kirby Corporation 2005 Stock and Incentive Plan.

      (t) “Restricted Stock” means Shares granted under this Plan that are subject to restrictions imposed by the Committee pursuant to Article III.

      (u) “Restricted Stock Award” means an award of Restricted Stock under this Plan.

      (v) “Section 162(m) Participant” means each Participant who is, on the last day of the applicable fiscal year of the Company, either (i) the chief executive officer of the Company or (ii) one of the four most highly compensated officers of the Company other than the chief executive officer.

      (w) “Share” means a share of the common stock, par value ten cents ($0.10) per share, of the Company.

      (x) “Subsidiary” means any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

SECTION 1.3. Total Shares and Limitations.

      (a) The maximum number of Shares that may be issued under the Plan shall be One Million (1,000,000) Shares, which may be from Shares held in the Company’s treasury or from authorized and unissued Shares. If any Award granted under the Plan shall terminate, expire or be cancelled or surrendered as to any Shares, or the Award is paid in cash in lieu of Shares, the Shares that were subject to such Award shall not count against the above limit and shall again be available for grants under the Plan. Shares equal in number to the Shares surrendered in payment of the option price of an Option and Shares that are withheld in order to satisfy federal, state or local tax liability, shall not count against the above limit and shall be available for grants under the Plan.

      (b) The maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall be 500,000.

      (c) The maximum number of Shares that may be issued to any Participant pursuant to any Performance Award during the term of the Plan shall be 200,000.

      (d) The maximum amount of cash that may be paid to any Participant pursuant to any Performance Award during any calendar year shall be $2,000,000.

      SECTION 1.4.     Awards Under the Plan.

      (a) Only Eligible Persons may receive awards under the Plan. Awards to Eligible Persons may be in the form of (i) Options; (ii) shares of Restricted Stock; (iii) Performance Awards; or (iv) any combination of the foregoing. No Award shall confer on any person any right to continue as an employee of the Company or any Subsidiary.

      (b) Each Award shall be evidenced by an agreement containing any terms deemed necessary or desirable by the Committee that are not inconsistent with the Plan or applicable law.

ARTICLE II

Stock Options

      SECTION 2.1.     Grant of Options. The Committee may from time to time grant Options to Eligible Persons. Options may be Incentive Stock Options or Nonincentive Stock Options as designated by the Committee on the Date of Grant. If no such designation is made by the Committee for an Option, the Option shall be a Nonincentive Stock Option. The aggregate Fair Market Value (determined as of the Date of Grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under the Plan and all such plans of the Company and any parent or subsidiary of the Company (as defined in Section 424 of the Code) shall not exceed $100,000.

      SECTION 2.2.     Exercise Price. The exercise price per Share for any Option shall be determined by the Committee, but shall not be less than the Fair Market Value on the Date of Grant and shall not be less than 110% of the Fair Market Value on the Date of Grant for any Incentive Stock Option if the Optionee is a person who owns directly or indirectly (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

      SECTION 2.3.     Term of Option. The term of an Option shall be determined by the Committee, provided that, in the case of an Incentive Stock Option, if the grant is to a person who owns directly or indirectly (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the term of the Option shall not exceed five years from the Date of Grant. Notwithstanding any other provision of this Plan, no Option shall be exercised after the expiration of its term.

      SECTION 2.4.     Vesting. Options shall be exercisable at such times and subject to such terms and conditions as the Committee shall specify in the option agreement. Unless the option agreement specifies otherwise, the Committee shall have discretion at any time to accelerate such times and otherwise waive or amend any conditions in respect of all or any portion of any Options. Notwithstanding the other provisions of this Section 2.4 and unless otherwise provided in the option agreement, upon the occurrence of a Change in Control, all Options outstanding at the time of the Change in Control shall become immediately exercisable.

      SECTION 2.5.     Termination of Options.

      (a) Except as otherwise provided in the option agreement, the portion of an Option that is exercisable shall automatically and without notice terminate upon the earliest to occur of the following:

(i) thirty (30) days after the date on which the Optionee ceases to be an Employee for any reason other than (x) death, (y) Disability or (z) termination for cause;

(ii) one (1) year after the date on which the Optionee ceases to be an Employee as a result of a Disability;

(iii) either (y) one (1) year after the death of the Optionee or (z) six (6) months after the death of the Optionee if the Optionee dies during the 30-day period described in Section 2.5(a)(i) or the one-year period described in Section 2.5(a)(ii);

(iv) the date on which the Optionee ceases to be an Employee as a result of a termination for cause; and

(v) the tenth anniversary of the Date of Grant of the Option.

      (b) The portion of an Option that is not exercisable shall automatically and without notice terminate on the date on which the Optionee ceases to be an Employee for any reason.

      (c) The Committee shall have discretion at any time to extend the term of any Nonincentive Stock Option to any date that is not later than the date described in Section 2.5(a)(v).

      SECTION 2.6.     Exercise of Options. An Option may be exercised in whole or in part to the extent exercisable in accordance with Section 2.4 and the option agreement. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option and (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made. Unless further limited by the Committee for any Option, the exercise price of any Shares purchased shall be paid solely in cash, by certified or cashier’s check, by money order, by personal check or with Shares owned by the Optionee for at least six months, or by a combination of the foregoing. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date received by the Company.

      SECTION 2.7.     Corporate Transactions.

      (a) In the event of a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, the Board or the Committee may provide for payment in cash or in securities of the Company or the surviving entity in lieu of and in complete satisfaction of Options.

      (b) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

      (c) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

      SECTION 2.8.     Issuance of Shares. No person shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the Shares subject to any Option unless and until certificates representing such Shares (whether in physical or in book-entry or other electronic form) shall have been issued and delivered to such person.

ARTICLE III

Restricted Stock

      SECTION 3.1.     Grant of Restricted Stock Awards. The Committee may from time to time grant Restricted Stock Awards to Eligible Persons.

      SECTION 3.2.     Terms and Conditions of Restricted Stock Awards. Each Restricted Stock Award shall specify the number of shares of Restricted Stock awarded, the price, if any, to be paid by the Participant receiving the Restricted Stock Award, the date or dates on which the Restricted Stock will vest and any other terms and conditions that the Committee may determine. The vesting and number of shares of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or its Subsidiaries or upon the attainment of any performance goals established by the Committee, including without limitation goals related to the performance of the Company or any Subsidiary, division, department or other unit of the Company, the performance of the Company’s common stock or other securities, the performance of the recipient of the Restricted Stock Award or any combination of the foregoing.

      SECTION 3.3.     Restrictions on Transfer. Unless otherwise provided in the grant relating to a Restricted Stock Award, stock certificates representing the Restricted Stock granted to a Participant (whether in physical or in book-entry or other electronic form) shall be registered in the Participant’s name or, at the option of the Committee, not issued until such time as the Restricted Stock shall become vested or as otherwise determined by the Committee. If certificates are issued prior to the shares of Restricted Stock becoming vested, either in physical or in book-entry or other electronic form, such certificates shall either be held by the Company on behalf of the Participant, or delivered to the Participant bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested, as determined by the Committee. The Committee shall determine whether the Participant shall have the right to vote and/or receive dividends on the Restricted Stock before it has vested. Except as may otherwise be expressly permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned or pledged by the Participant until such share has vested in accordance with the terms of the Restricted Stock Award. Unless the grant of a Restricted Stock Award specifies otherwise, in the event that a Participant ceases to be an Employee before all the Participant’s Restricted Stock has vested, or in the event other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award agreement, the shares of Restricted Stock that have not vested shall be forfeited and any purchase price paid by the Participant for the forfeited Shares shall be returned to the Participant. At the time Restricted Stock vests (and, if the Participant has been issued legended certificates for Restricted Stock, upon the return of such certificates to the Company), a certificate for such vested shares shall be delivered to the Participant (or the beneficiary designated by the Participant in the event of death), free of all restrictions.

      SECTION 3.4.     Accelerated Vesting. Notwithstanding the vesting conditions set forth in a Restricted Stock Award, unless the Restricted Stock Award grant or other agreement with the Participant specifies otherwise:

      (a) the Committee may in its discretion at any time accelerate the vesting of Restricted Stock or otherwise waive or amend any conditions of a grant of a Restricted Stock Award, and

(b) all shares of Restricted Stock shall vest upon a Change in Control of the Company.

      SECTION 3.5.     Section 83(b) Election. If a Participant receives Restricted Stock that is subject to a “substantial risk of forfeiture,” such Participant may elect under Section 83(b) of the Code to include in his or her gross income, for the taxable year in which the Restricted Stock is received, the excess of the Fair Market Value of such Restricted Stock on the Date of Grant (determined without regard to any restriction other than one which by its terms will never lapse), over the amount paid for the Restricted Stock. If the Participant makes the Section 83(b) election, the Participant shall (a) make such election in a manner that is satisfactory to the Committee, (b) provide the Company with a copy of such election, (c) agree to notify the Company promptly if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election and (d) agree to such federal and state income tax withholding as the Committee may reasonably require in its sole discretion.

ARTICLE IV

Performance Awards

      SECTION 4.1.     Terms and Conditions of Performance Awards. The Committee may from time to time grant Awards that are intended to be “performance-based compensation,” which are payable in stock, cash or a combination thereof, at the discretion of the Committee.

      (a) Performance Period. The Committee shall establish a Performance Period for each Performance Award at the time such Performance Award is granted. A Performance Period may overlap with Performance Periods relating to other Performance Awards granted hereunder to the same Participant. The Committee shall not grant Performance Awards to Section 162(m) Participants after the earliest to occur of (i) the 90th day after the start of the Performance Period, (ii) the date on which 25% of the Performance Period has elapsed or (iii) the date on which the satisfaction of the Performance Objectives becomes substantially certain.

      (b) Performance Objectives. The Committee shall establish written performance objectives for the Participant at the time of the grant of each Performance Award. Each Performance Award shall be contingent upon the achievement of the Performance Objectives established by the Committee. Performance Objectives shall be based on earnings, cash flow, economic value added, total stockholder return, return on equity, return on capital, return on assets, revenues, operating profit, EBITDA, net profit, earnings per share, stock price, cost reduction goals, debt to capital ratio, financial return ratios, profit or operating margins, working capital or other comparable objective tests selected by the Committee, or any combination of the foregoing, for the Company on a consolidated basis or, if applicable, for one or more Subsidiaries, divisions, departments or other units of the Company or one or more of its Subsidiaries.

      (c) Amount; Frequency. The Committee shall determine at the time of grant of Performance Awards the target and maximum values of Performance Awards and the date or dates when Performance Awards are earned.

      (d) Payment. Following the end of each Performance Period, the holder of each Performance Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the Performance Objectives for such Performance Period, as determined in writing by the Committee. Unless otherwise provided in the Performance Award, if the Participant exceeds the specified minimum level of acceptable achievement but does not attain the Performance Objectives, the Participant shall be deemed to have partly earned the Performance Award, and shall become entitled to receive a portion of the total award, as determined by the Committee. Unless otherwise provided in the Performance Award, if a Performance Award is granted after the start of a Performance Period, the Performance Award shall be reduced to reflect the portion of the Performance Period during which the Performance Award was in effect.

      (e) Termination of Employment. Unless otherwise provided in the Performance Award, a Participant who receives a Performance Award and who ceases to be an Employee as a result of death, Disability or retirement before the end of the applicable Performance Period shall be entitled to receive, to the extent earned as a result of the full or partial achievement of the Performance Objectives during the Performance Period, a portion of the Performance Award that is proportional to the portion of the Performance Period during which the Participant was employed, with payment to be made following the end of the Performance Period. Unless otherwise provided in the Performance Award, a Participant who receives a Performance Award who ceases to be an Employee for any reason other than death, Disability or retirement shall not be entitled to any part of the Performance Award unless the Committee determines otherwise.

      (f) Accelerated Vesting. Notwithstanding the vesting conditions set forth in a Performance Award, unless the Performance Award specifies otherwise (i) the Committee may in its discretion at any time accelerate the time at which the Performance Award is considered to have been earned or otherwise waive or amend any conditions (including but not limited to Performance Objectives) in respect of a Performance Award, and (ii) all Performance Awards shall be considered earned upon a Change in Control of the Company. In addition, upon a Change in Control of the Company, unless a Performance Award specifies otherwise, each Participant shall receive the target Performance Award such Participant could have earned for the proportionate part of the Performance Period prior to the Change in Control, and shall retain the right to earn any additional portion of his or her Performance Award if such Participant remains in the Company’s employ through the end of the Performance Period.

      (g) Stockholder Rights. The holder of a Performance Award shall, as such, have none of the rights of a stockholder of the Company.

ARTICLE V

Additional Provisions

      SECTION 5.1.     Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions arising with respect to the Plan, to establish performance criteria in respect of Awards under the Plan, to determine whether Plan requirements have been met for any Participant in the Plan and to make all other determinations and take all other actions necessary or desirable for the administration of the Plan. All decisions and acts of the Committee shall be final and binding upon all affected Participants. If there is no Committee, the Board shall administer the Plan and in such case all references to the Committee shall be deemed to be references to the Board.

      SECTION 5.2.     Adjustments for Changes in Capitalization. In the event of any (a) stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidations, liquidations, split-ups, split-offs, spin-offs or other similar changes in capitalization, (b) distributions to stockholders, including a rights offering, other than regular cash dividends, (c) changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued Shares resulting from a split-up or consolidation of Shares or any similar capital adjustment or the payment of any stock dividend, (d) Share repurchase at a price in excess of the market price of the Shares at the time such repurchase is announced or (e) other similar increase or decrease in the number of the Shares, the Committee, in its sole discretion, shall make appropriate adjustment in the number and kind of shares authorized by the Plan (including the numbers of Shares specified in Section 1.3(b) and (c)), in the number, price or kind of shares covered by the Awards and in any outstanding Awards under the Plan. In the event of any adjustment in the number of Shares covered by any Award, any fractional Shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full Shares resulting from such adjustment.

      SECTION 5.3.     Amendment.

      (a) The Board may amend or modify the Plan in any respect at any time, subject to stockholder approval if required by applicable law or regulation or by applicable stock exchange rules. Such action shall not impair any of the rights of any Participant with respect to any Award outstanding on the date of the amendment or modification without the Participant’s written consent.

      (b) The Committee shall have the authority to amend any Award to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, no outstanding Award may be revoked or altered in a manner unfavorable to the Participant without the written consent of the Participant.

      SECTION 5.4.     Transferability of Awards. An Award shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution. So long as a Participant lives, only such Participant or his or her guardian or legal representative shall have the right to exercise such Award.

      SECTION 5.5.     Beneficiary. A Participant may file with the Company a written designation of beneficiary, on such form as may be prescribed by the Committee, to receive any Shares, Awards or payments that become deliverable to the Participant pursuant to the Plan after the Participant’s death. A Participant may, from time to time, amend or revoke a designation of beneficiary. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

      SECTION 5.6.     Non-uniform Determinations. Determinations by the Committee under the Plan (including, without limitation, determinations of the Eligible Persons to receive Awards, the form, amount and timing of Awards, the terms and provisions of Awards and the agreements evidencing Awards and provisions with respect to termination of employment) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

      SECTION 5.7.     Duration and Termination. The Plan shall be of unlimited duration, provided that no Incentive Stock Option shall be granted under the Plan on or after the tenth anniversary of the effective date of the Plan. The Board may suspend, discontinue or terminate the Plan at any time. Such action shall not impair any of the rights of any holder of any Award outstanding on the date of the Plan’s suspension, discontinuance or termination without the holder’s written consent.

      SECTION 5.8.     Withholding. Prior to the issuance of any Shares under the Plan, arrangements satisfactory to the Committee in its sole discretion shall have been made for the Participant’s payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company or Subsidiary employing the Participant to withhold in accordance with applicable federal or state income tax withholding requirements. If the Committee allows Shares to be withheld from an Award to satisfy such withholding requirements, the amount withheld in Shares shall not exceed the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. When payments under the Plan are made in cash, such payments shall be net of an amount sufficient to satisfy such withholding requirements.

      SECTION 5.9.     Agreements and Undertakings. As a condition of any issuance or transfer of a certificate for Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, any agreement or any law or regulation including, but not limited to, the following:

      (a) a representation, warranty or agreement by the Participant to the Company that the Participant is acquiring the Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

      (b) a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed on the Share certificates.

      SECTION 5.10.     Uncertificated Shares. In lieu of issuing stock certificates for Shares acquired pursuant to the Plan, the Company may issue such Shares in book-entry or other electronic or uncertificated form, unless prohibited by applicable law or regulation or by applicable stock exchange rules.

      SECTION 5.11.     Governing Law. The Plan shall be governed by the laws of the State of Texas except to the extent that federal law or Nevada corporate law is controlling.

      SECTION 5.12.     Effective Date. The Plan was adopted by the Board on March 3, 2005 and shall be effective upon approval by the stockholders of the Company.

ADOPTED BY THE BOARD: March 3, 2005

APPROVED BY THE STOCKHOLDERS:                     , 2005

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZKRB42

KIRBY CORPORATION

55 Waugh Drive, Suite 1000
P.O. Box 1745
Houston, Texas 77251-1745

This Proxy is solicited on behalf of the Board of Directors of Kirby Corporation.

The undersigned hereby appoints Joseph H. Pyne, Norman W. Nolen, G. Stephen Holcomb and Thomas G. Adler, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the “Company”) held of record by the undersigned as of the close of business on March 1, 2005, at the Annual Meeting of Stockholders to be held on April 26, 2005, at 55 Waugh Drive, 8th Floor, Houston, Texas 77007 at 10:00 A.M. (CDT) and any adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN ITEM 1. SHOULD ANY OF THEM BECOME UNAVAILABLE FOR NOMINATION OR ELECTION OR REFUSE TO BE NOMINATED OR ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 2. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 3.

SEE REVERSE SIDE	(Continued and to be signed on reverse side)	SEE REVERSE SIDE

KIRBY CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZKRB41

☒	Please mark votes as in this example.	L	#KRB

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE FOLLOWING ITEMS:

1.	To elect (3) Class I Directors to hold office until the Annual Meeting of Stockholders in 2008.

Nominees: Walter E. Johnson, George A. Peterkin, Jr., and Robert G. Stone, Jr.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐
For all nominees except as noted above
		FOR	AGAINST	ABSTAIN
2.	To approve the Kirby Corporation 2005 Stock and Incentive Plan.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please execute this Proxy as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary or representative capacity, please set forth the full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, limited liability company or other entity, please sign in entity name by authorized person.

Signature:	Date:	Signature:	Date: